Exhibit 12-2

PUGET SOUND ENERGY

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO FIXED CHARGES

(Dollars in Thousands)

                                                  12 Months
                                                     Ending                    Year Ended December 31,
                                         September 30, 2001        2000         1999         1998        1997         1996
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------
EARNINGS AVAILABLE FOR
 FIXED CHARGES
  Pre-tax income:
    Income from continuing
      operations per statement
      of income                                    $179,651    $193,831     $185,567     $169,612    $125,698     $167,351
    Federal income taxes                            124,045     128,973      109,164      105,814      44,916      106,876
    Federal income taxes charged
      to other income - net                           9,714       1,411        2,909        3,986      14,807         (784)
    Capitalized interest                               (612)     (1,264)      (3,692)      (1,782)        (360)       (600)
    Undistributed (earnings) or
      losses of less-than-
      fifty-percent-owned
      entities                                           --          --           --           --       (608)          460
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------
Total                                              $312,798    $322,951     $293,948     $277,630    $184,453     $273,303
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------

  Fixed charges:
    Interest expense                               $189,464    $184,405     $160,966     $146,248    $123,543     $122,635
    Other interest                                      612       1,264        3,692        1,782         360          600
    Portion of rentals
      representative of the
      interest factor                                 5,195       5,002        4,575        2,878       3,143        4,187
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------
Total                                              $195,271    $190,671     $169,233     $150,908    $127,046     $127,422
------------------------------------- ---------------------- ----------- ------------ ------------ ----------- ------------

  Earnings available for
    combined fixed charges                         $508,069    $513,622     $463,181     $428,538    $311,499     $400,725
RATIO OF EARNINGS TO
  FIXED CHARGES                                       2.60x       2.69x        2.74x        2.84x       2.45x        3.14x

PUGET SOUND ENERGY

STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollars in Thousands)

                                              12 Months
                                                 Ending                      Year Ended December 31,
                                     September 30, 2001         2000         1999         1998         1997         1996
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
EARNINGS AVAILABLE FOR COMBINED
 FIXED CHARGES AND PREFERRED
 DIVIDEND REQUIREMENTS

  Pretax income:
    Income from continuing
      operations per statement
      of income                                $179,651     $193,831     $185,567     $169,612     $125,698     $167,351
    Federal income taxes                        124,045      128,973      109,164      105,814       44,916      106,876
    Federal income taxes charged
      to other income - net                       9,714        1,411        2,909       3,986          14,807       (784)
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Subtotal                                        313,410      324,215      297,640      279,412      185,421      273,443
  Capitalized interest                            (612)      (1,264)       (3,692)      (1,782)         (360)       (600)
  Undistributed (earnings) or
    losses of less-than-fifty-
    percent-owned entities                           --           --          --             --       (608)          460
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Total                                          $312,798     $322,951     $293,948     $277,630     $184,453     $273,303
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------

  Fixed charges:
    Interest expense                           $189,464     $184,405     $160,966     $146,248     $123,543     $122,635
    Other interest                                  612        1,264        3,692        1,782          360          600
    Portion of rentals
      representative of the
      interest factor                             5,195        5,002        4,575        2,878        3,143        4,187
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Total                                          $195,271     $190,671     $169,233     $150,908     $127,046     $127,422
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------

Earnings available for
  combined fixed charges
  and preferred dividend
  requirements                                 $508,069     $513,622     $463,181     $428,538     $311,499     $400,725

DIVIDEND REQUIREMENT:
  Fixed charges above                          $195,271     $190,671     $169,233     $150,908     $127,046     $127,422
  Preferred dividend
    requirements below                           14,929       15,044       17,747       21,421       26,266       36,242
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------
Total                                          $210,200     $205,715     $186,980     $172,329     $153,312     $163,664
-------------------------------------------------------- ------------ ------------ ------------ ------------ ------------

                                                12 Months
                                                   Ending                     Year Ended December 31,
                                       September 30, 2001        2000         1999         1998        1997         1996
---------------------------------------------------------- ----------- ------------ ------------ ----------- ------------
RATIO OF EARNINGS TO COMBINED
  FIXED CHARGES AND PREFERRED
  DIVIDEND REQUIREMENTS                              2.42        2.50         2.48         2.49        2.03         2.45

COMPUTATION OF PREFERRED
  DIVIDEND REQUIREMENTS:
  (a) Pre-tax income                             $313,410    $324,215     $297,640     $279,412   $185, 421     $273,443
  (b) Income from continuing
        operations                               $179,651    $193,831     $185,567     $169,612    $125,698     $167,351
  (c) Ratio of (a) to (b)                          1.7445      1.6727       1.6039       1.6474      1.4751       1.6339
  (d) Preferred dividends                          $8,558     $ 8,994     $ 11,065     $ 13,003    $ 17,806     $ 22,181
  Preferred dividend
    requirements
      [(d) multiplied by (c)]                     $14,929    $ 15,044     $ 17,747     $ 21,421    $ 26,266     $ 36,242